                                    FORM 11-K

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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         [X]      ANNUAL REPORT OF EMPLOYEE STOCK PURCHASE, SAVINGS AND SIMILAR
                  PLANS PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE
                                   ACT OF 1934

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                     FOR THE FISCAL YEAR ENDED MAY 31, 2003

                         COMMISSION FILE NUMBER: 1-14659

                          WILMINGTON TRUST CORPORATION
             (Exact name of registrant as specified in its charter)

     Delaware                                              51-0328154
     -------------------                                ----------------
     (State or other                                    (I.R.S. Employer
     jurisdiction of                                      Identification
     incorporation                                            Number)
     or organization)

                               RODNEY SQUARE NORTH
                            1100 NORTH MARKET STREET
                            WILMINGTON, DE 19890-0001
                            -------------------------
                    (Address of Principal Executive Offices)

                        2000 Employee Stock Purchase Plan
                       ----------------------------------

                              (Full title of plan)

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1.       The 2000 Employee Stock Purchase Plan affords staff members the opportunity to acquire shares of Wilmington Trust Corporation's stock.

2.       a.       The written consent of accountants with respect to the
                  financial statements for the 2000 Employee Stock Purchase Plan is attached hereto as Exhibit 99.1.

         b. The financial statements required to be filed for the 2000 Employee Stock Purchase Plan are attached hereto as Exhibit 99.2.

         c. The certification required by Section 906 of the Sarbanes-Oxley Act is attached hereto as Exhibit 99.3.

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the following individuals, who administer the 2000 Employee Stock Purchase Plan, have signed this Form 11-K as of August 26, 2003.

                                 /s/ William J. Farrell, II          (SEAL)
                                 ------------------------------------
                                 William J. Farrell, II,
                                 Chairman

                                 /s/ Howard K. Cohen                 (SEAL)
                                 ------------------------------------
                                 Howard K. Cohen

                                 /s/ I. Gail Howard                  (SEAL)
                                 ------------------------------------
                                 I. Gail Howard

                                 /s/ Catharine Z. Ford               (SEAL)
                                 ------------------------------------
                                 Catharine Z. Ford

                                 /s/ Gerald F. Sopp                  (SEAL)
                                 ------------------------------------
                                 Gerald F. Sopp

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                                  EXHIBIT INDEX

Exhibit Number                        Exhibit                        Page Number
--------------                        -------                        -----------
    99.1                  Consent of independent auditors                 5

    99.2                  Financial statements                            7

    99.3                  Section 906 Certification                      13